UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): January 3, 2011
GENOMIC HEALTH, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	000-51541 (Commission File Number)	77-0552594 (IRS Employer Identification No.)
301 Penobscot Drive, Redwood City, California 94063
(Address of principal executive offices) (Zip Code)
Registrant’s telephone number, including area code: (650) 556-9300
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     On January 3, 2011, Dean L. Schorno was appointed Chief Financial Officer of Genomic Health, Inc. (the “Company”). G. Bradley Cole, formerly Chief Operating Officer, Chief Financial Officer and Secretary of the Company, remains Chief Operating Officer and Secretary. Mr. Schorno assumed the roles of principal financial officer and principal accounting officer, which had been held by Mr. Cole.
     Dean L. Schorno, 47, served as the Company’s Senior Vice President, Finance from February 2010 until his appointment as Chief Financial Officer in January 2011. Prior to his appointment as Senior Vice President, Finance, Mr. Schorno served as the Company’s Vice President, Finance from August 2008 until February 2010, and as Vice President, Operations from January 2004 until August 2008. From July 2001 through December 2003, Mr. Schorno led the Company’s finance group as a Director and then Senior Director. Before joining Genomic Health, from 1991 through 2001, Mr. Schorno headed an accounting and consulting firm, which he founded. From 1985 to 1991, Mr. Schorno worked at an international accounting firm. Mr. Schorno is a Certified Public Accountant.
     G. Bradley Cole, 54, has served as the Company’s Chief Operating Officer since January 2009, and also served as the Company’s Chief Financial Officer from January 2009 until January 2011. Prior to that, Mr. Cole served as the Company’s Executive Vice President, Operations from January 2008 and as Executive Vice President and Chief Financial Officer from July 2004 until January 2009. Mr. Cole has also served as Secretary since February 2005. From December 1997 to May 2004, he served in various positions at Guidant Corporation, a medical device company, most recently serving as Vice President, Finance and Business Development for the Endovascular Solutions Group from January 2001 until May 2004. From July 1994 to December 1997, Mr. Cole was Vice President, Finance and Chief Financial Officer of Endovascular Technologies, Inc., a medical device company that was acquired by Guidant Corporation. From December 1988 to February 1994, he served as Vice President, Finance and Chief Financial Officer of Applied Biosystems Incorporated, a life sciences systems company.
SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Dated: January 7, 2011

GENOMIC HEALTH, INC.
By:	/s/ Dean L. Schorno
	Name:	Dean L. Schorno
	Title:	Chief Financial Officer